Exhibit 10.9
EXECUTIVE SEVERANCE AGREEMENT
     This Agreement is made, effective as of January 26, 2006, by and between A.M. Castle & Co., a Maryland corporation (“Castle”) and Stephen V. Hooks (“Executive”).
     WHEREAS, Executive is a long-standing and valued employee of Castle and currently serves as an officer of Castle; and
     WHEREAS, the Board of Directors of Castle recognizes that the efforts and cooperation of Mr. Hooks will be important for the integration of Castle’s new Chief Executive Officer and has determined that it is in the best interest of Castle and its stockholders to secure Executive’s continued services;
     NOW THEREFORE, for and in connection of the premises and the covenants and agreements herein contained, Castle and Executive hereby agree as follows:
1. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:
     (a) “Cause” means any of the following acts by Executive:
(i)	Theft or embezzlement, or attempted theft or embezzlement, of money or intangible assets or property of Castle;

(ii)	Any act knowingly committed that subjects Castle or any officer of Castle to any criminal liability for such act;

(iii)	Conviction of or a plea of nolo contendere to, a felony involving moral turpitude;

Misconduct, dishonesty or malfeasance by Executive that results in a material injury to Castle;

(v)	Insubordination or refusal to perform assigned duties; provided that Executive shall have a period of thirty (30) days after notice from Castle to cure any such act or failure to act; and

(vi)	Executive’s material beach of his duties and responsibilities to Castle (other than as the result of incapacity due to disability) that continues for thirty (30) days after notice from Castle.
(b)	“Effective Term” means the period from January 26, 2006 through January 31, 2008.
(c) “Good Cause” means:
(i)	the assignment to Executive of duties that require a relocation of Executive’s principal place of work to a location outside the Chicago metropolitan area: or

(ii)	a reduction in Executive’s base salary from that in effect as of the effective date of this Agreement; or

(iii)	a reduction in Executive’s targeted incentive compensation (as a percentage of base salary) from the level as of the effective date of this Agreement, other than as a result of a change in Castle’s incentive compensation program that affects all Castle executives comparably.
2. Obligations of Executive. Executive agrees to hold in a fiduciary capacity for the benefit of Castle, all secret or confidential information, knowledge or data relating to Castle or any of its subsidiaries or affiliated companies and their respective businesses which shall have been obtained by Executive during Executive’s employment by Castle or any of its subsidiaries or affiliated companies

Exhibit 10.9
which is not public knowledge. After termination of Executive’s employment with Castle, Executive shall not, without the prior written consent of Castle, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Castle and those designated by it.
3. Payments upon Termination of Employment. If Castle terminates Executive’s employment during the Effective Term without Cause, or if Executive resigns his employment within thirty (30) days following the occurrence of a Good Cause, Executive shall be entitled to ___ (i) a lump sum payment equal to one (1) times Executive’s base salary, at the annual rate in effect on the date of termination or resignation, (ii) a Management Incentive Compensation/Bonus, for the year of termination, based on either the Target Bonus for the year of termination or the actual bonus paid at the normal payout date, as selected by Executive within seven (7) days of the date of termination or resignation, paid in all events at the normal payout date, (iii) with respect to any granted but not awarded Performance Stock or other long term incentive compensation plan, a pro rata Management Incentive Compensation/Bonus for the year of termination, based on the target award or the actual award paid at the normal payout date, as selected by Executive within seven (7) days of the date termination or resignation and paid in all events at the normal payout date, (iv) continued participation for twelve (12) months in all medical, dental, and hospitalization insurance coverages in which he and his eligible dependents were participating on the date of termination or resignation, at Castle’s expense, until the earlier of the end of the 12-month period following the date of termination or resignation or the date that he commences subsequent employment; provided, however, that if any of the benefits plans do not permit his continued participation, Castle shall provide him with the economic equivalent on an after-tax basis, and (v) use of a Castle owned or leased automobile as set forth in the Castle’s Automobile Policy until the earlier of the end of the 12-month period following the date of termination or resignation or the date that he commences subsequent employment.
4. No Mitigation Obligation. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of Castle under this Agreement, and there shall be no offset against amounts due to Executive under this Agreement for amounts earned by Executive from a third party (other than as provided in clauses (iv) and (v) above); provided, however, that Castle may offset under this Agreement any amounts owed by Executive to Castle at the time payment would otherwise be required under this Agreement.
5. Notice of Termination. Any purported termination of Executive’s employment by Castle or by Executive (other than by reason of death) shall be effectively communicated to the other party by written notice identifying the effective date of termination and the reason or cause for termination.
6. Withholding Taxes. Castle may withhold from all payments to Executive (or his beneficiary or estate) hereunder, all taxes required to be withheld under applicable law.
7. Term of Agreement. This Agreement shall be effective on the date hereof and shall terminate on February 1, 2008; provided, however, that Executive’s rights to any payments to which Executive shall have become entitled prior to such date pursuant to Section 3 shall continue until satisfied.
8. Scope of the Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with Castle or its subsidiaries or to provide to Executive any rights upon termination of his employment by Castle other than as described in Section 3, including upon termination as a result of Executive’s death, disability, resignation without Good Reason or termination for Cause.

Exhibit 10.9
9. Successors and Assigns. This Agreement shall bind and shall inure to the benefit of Castle and any and all of its successors and assigns. This Agreement is personal to Executive and shall not be assignable by Executive. Castle may assign this Agreement to any entity which (i) purchases all or substantially all of the assets of Castle or (ii) is a direct or indirect successor (whether by merger, sale of stock or transfer of assets) of Castle. Any such assignment shall be valid so long as the entity which succeeds to Castle expressly assumes-Castle’s obligations hereunder and complies with its terms. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees, if the Executive dies while any amounts will be payable to Executive hereunder.
Waiver and Release. Payment by Castle to the Executive of severance benefits under Section 3 of this Agreement shall be in lieu of any and all other severance benefits or rights in the case of termination of employment to which Executive might otherwise be entitled under policies or practices of Castle or otherwise. In consideration of this Agreement, Executive, on behalf of himself and his heirs, successors and assigns, forever releases and discharges Castle, its officers, directors, employees, agents, affiliates and insurers from any and all known or unknown claims, obligations or liabilities, whether in contract or tort or based on or through any federal, state or local statute, including but not limited to the Age Discrimination in Employment Act, relating to or arising out of Executive’s employment with Castle or the termination of that employment. The foregoing waiver does not apply to any rights or actions under this Agreement.
11. Notice.
(a)	For purposes of this Agreement all notices and other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given or delivered (i) when delivered in person or (ii) five (5) days after deposit in the U.S. mail, certified, return receipt requested, postage prepaid, addressed to the following:
If to Executive:
Stephen V. Hooks
400 Rollingwood Lane
Joliet, Illinois 60431
If to Castle:
A.M. Castle & Co.
3400 North Wolf Road
Franklin Park, IL 60131
Attn: Corporate Secretary
Or to such other address as either party may have furnished the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
12. Arbitration. Any dispute, controversy or claim between Castle and Executive arising out of or relating to this Agreement or the breach, termination, or invalidity hereof, shall promptly and expeditiously be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of such arbitration proceeding utilizing a single arbitrator. The arbitration shall apply the substantive laws of Illinois and be held in Chicago, Illinois. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall be responsible for its own costs and expenses, including, without limitation, attorneys’ fees. Pending the resolution of any such dispute, controversy or claim, Executive (and his beneficiaries) shall, except to the extent that the arbitrator otherwise expressly provides, continue to receive all payments and benefits due under this Agreement or otherwise.

Exhibit 10.9
13. Resolution of Disputes. Any dispute or controversy arising in connection with this Agreement shall be settled exclusively by baseball type arbitration in Chicago, Illinois by an arbitrator effect, judgment may be entered on the arbitrator’s award in any court having jurisdiction Castle shall bear all costs and expenses arising in connection with any arbitration proceeding.
14. Governing Law Validity. The interpretation, construction and enforcement and performance of this Agreement shall be governed and construed and enforced according with the internal laws of the State of Illinois without regard to the principle of conflict of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which other provisions shall remain in full force and effect.
15. Amendments. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing signed by Executive and any other duly authorized officer of Castle. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.
     IN WITNESS WHEREOF, Castle has caused this Agreement to be executed by a duly authorized officer of Castle and Executive has executed this Agreement as of the day and year first above written.

A.M. CASTLE & CO.

	/s/ G. Thomas McKane	/s/ Stephen V. Hooks

By:	Chairman of the Board of Directors	Stephen V. Hooks

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